News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports Second Quarter Results

Terre Haute, Indiana, July 27, 2021 – First Financial Corporation (NASDAQ:THFF) today announced results for the second quarter of 2021. For the three months ending June 30, 2021:

For the quarter:

•Net income was $16.6 million compared to $11.9 million for the same period of 2020;

•Diluted net income per common share of $1.24 compared to $0.87 for the same period of 2020; and

•Return on average assets was 1.40% compared to 1.10% for the three months ended June 30, 2020.

The Corporation further reported results for the six months ending June 30, 2021:

•Net income was $29.5 million compared to $24.1 million for the same period of 2020;

•Diluted net income per common share of $2.19 compared to $1.76 for the same period of 2020; and

•Return on average assets was 1.26% compared to 1.16% for the six months ended June 30, 2020.

“We are pleased with our second quarter results” said Norman L. Lowery, Chairman and Chief Executive Officer. “Our asset quality remains strong which allows us to release some of the credit loss reserves established during the pandemic. Our focus continues to be on our customers and assisting them as they navigate these unusual times.”

Average Total Loans
Average total loans for the second quarter of 2021 were $2.62 billion versus $2.73 billion for the comparable period in 2020.

Total Loans Outstanding
Total loans outstanding as of June 30, 2021 were $2.57 billion compared to $2.78 billion as of June 30, 2020.

Average Total Deposits
Average total deposits for the quarter ended June 30, 2021, were $3.98 billion versus $3.53 billion as of June 30, 2020, an increase of $455 million or 12.90%.

Total Deposits
Total deposits were $3.99 billion as of June 30, 2021, compared to $3.57 billion as of June 30, 2020, an increase of $419 million or 11.73%. On a linked quarter basis, total deposits increased $83 million from $3.91 billion for the quarter ending March 31, 2021.

Book Value Per Share
Book Value per share was $45.08 at June 30, 2021, compared to $43.04 at June 30, 2020 an increase of 4.73%.

Shareholder Equity
Shareholder equity at June 30, 2021, was $588.2 million compared to $590.3 million on June 30, 2020. In the quarter the Corporation repurchased 497,000 shares of its common stock.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 10.75% at June 30, 2021, compared to 11.73% at June 30, 2020.

Net Interest Income
Net interest income for the second quarter of 2021 was $35.6 million, compared to $35.9 million reported for the same period of 2020.

Net Interest Margin
The net interest margin for the quarter ended June 30, 2021, was 3.23% compared to the 3.97% reported at June 30, 2020.

Nonperforming Loans
Nonperforming loans as of June 30, 2021, were $20.0 million versus $23.0 million as of June 30, 2020. The ratio of nonperforming loans to total loans and leases was 0.78% as of June 30, 2021, versus 0.83% as of June 30, 2020.

Credit Loss Provision
The provision for credit losses for the three months ended June 30, 2021, was $(2.20) million compared to the $2.97 million provision for the second quarter of 2020. In the first three quarters of 2020 the provision was calculated using the incurred loss basis. Beginning in the fourth quarter 2020, the provision was calculated using the current expected credit loss accounting standard.

Net Charge-Offs/Recoveries
In the second quarter of 2021 net recoveries were $152 thousand compared to net charge-offs of $743 thousand in the same period of 2020.

Allowance for Credit Losses
In March 2020 due to the uncertainty surrounding the global pandemic and as provided by the Coronavirus Aid Relief and Economic Security Act the Corporation elected to delay the implementation of the Current Expected Credit Loss accounting standard. On December 31, 2020 the Corporation adopted ASU 2016-13 (topic 326), “Measurement of Credit Losses on Financial Instruments” commonly referenced as the Current Expected Credit Loss (“CECL”) model. CECL was retrospectively adopted on January 1, 2020.

The Corporation’s allowance for credit losses as of June 30, 2021, was $44.7 million compared to $23.3 million as of June 30, 2020. The increase is primarily related to the adoption of CECL. The allowance for credit losses as a percent of total loans was 1.74% as of June 30, 2021, compared to 0.84% as of June 30, 2020. The allowance as of June 30, 2021 was calculated using CECL. The allowance as of June 30, 2020 was calculated using the incurred loss method.

Non-Interest Income
Non-interest income for the three months ended June 30, 2021 and 2020 was $10.9 and $8.8 million, respectively.

Non-Interest Expense
Non-interest expense for the three months ended June 30, 2021, was $28.0 million compared to $26.9 million in 2020.

Efficiency Ratio
The Corporation’s efficiency ratio was 58.75% for the quarter ending June 30, 2021, versus 58.78% for the same period in 2020.

Income Taxes
Income tax expense for the six months ended June 30, 2021, was $7.38 million versus $5.92 million for the same period in 2020. The effective tax rate for the second quarter of 2021 was 20.02% compared to 19.71% for same period of 2020.

“I am proud of the dedication of our associates in providing sound advice and financial solutions to our customers, as we continue to navigate through COVID-19 and its related issues,” Lowery stated.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 80 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
END OF PERIOD BALANCES
Assets	$4,753,308	$4,681,216	$4,368,112	$4,753,308	$4,368,112
Deposits	$3,988,751	$3,905,348	$3,569,893	$3,988,751	$3,569,893
Loans, including net deferred loan costs	$2,568,713	$2,646,937	$2,777,083	$2,568,713	$2,777,083
Allowance for Credit Losses	$44,732	$46,776	$23,285	$44,732	$23,285
Total Equity	$588,163	$598,112	$590,284	$588,163	$590,284
Tangible Common Equity (a)	$501,459	$510,981	$501,863	$501,459	$501,863

AVERAGE BALANCES
Total Assets	$4,751,068	$4,600,750	$4,317,011	$4,675,909	$4,169,900
Earning Assets	$4,552,581	$4,404,109	$3,720,477	$4,478,345	$3,673,078
Investments	$1,244,551	$1,133,439	$989,545	$1,188,995	$989,034
Loans	$2,619,887	$2,640,291	$2,727,820	$2,630,089	$2,682,428
Total Deposits	$3,981,243	$3,816,705	$3,526,529	$3,898,974	$3,398,578
Interest-Bearing Deposits	$3,173,782	$3,059,290	$2,858,594	$3,116,536	$2,798,994
Interest-Bearing Liabilities	$101,594	$110,448	$121,791	$106,021	$114,317
Total Equity	$600,599	$600,669	$591,522	$600,634	$580,609

INCOME STATEMENT DATA
Net Interest Income	$35,628	$34,913	$35,895	$70,541	$72,245
Net Interest Income Fully Tax Equivalent (b)	$36,719	$35,959	$36,962	$72,678	$74,371
Provision for Credit Losses	$(2,196)	$452	$2,965	$(1,744)	$5,655
Non-interest Income	$10,931	$9,294	$8,776	$20,225	$17,871
Non-interest Expense	$27,996	$27,639	$26,883	$55,635	$54,437
Net Income	$16,614	$12,877	$11,924	$29,491	$24,105

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$1.24	$0.95	$0.87	$2.19	$1.76
Cash Dividends Declared Per Common Share	$0.53	$—	$0.52	$0.53	$0.52
Book Value Per Common Share	$45.08	$44.2	$43.04	$45.08	$43.04
Tangible Book Value Per Common Share (c)	$38.31	$37.76	$36.68	$38.43	$36.59
Basic Weighted Average Common Shares Outstanding	13,414	13,533	13,715	13,473	13,727
(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Return on average assets	1.40%	1.12%	1.10%	1.26%	1.16%
Return on average common shareholder's equity	11.06%	8.58%	8.06%	9.82%	8.30%
Efficiency ratio	58.75%	61.08%	58.78%	59.89%	59.02%
Average equity to average assets	12.64%	13.06%	13.70%	12.85%	13.92%
Net interest margin (a)	3.23%	3.27%	3.97%	3.25%	4.05%
Net charge-offs to average loans and leases	(0.02)%	0.11%	0.11%	0.04%	0.17%
Credit loss reserve to loans and leases	1.74%	1.77%	0.84%	1.74%	0.84%
Credit loss reserve to nonperforming loans	223.46%	222.64%	101.12%	223.46%	101.12%
Nonperforming loans to loans and leases	0.78%	0.79%	0.83%	0.78%	0.83%
Tier 1 leverage	10.72%	11.34%	11.64%	10.72%	11.64%
Risk-based capital - Tier 1	17.15%	16.17%	15.44%	17.15%	15.44%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Accruing loans and leases past due 30-89 days	$9,430	$8,373	$15,358	$9,430	$15,358
Accruing loans and leases past due 90 days or more	$1,202	$2,001	$4,438	$1,202	$4,438
Nonaccrual loans and leases	$14,356	$14,545	$14,634	$14,356	$14,634
Total troubled debt restructuring	$4,460	$4,464	$3,899	$4,460	$3,899
Other real estate owned	$989	$942	$3,577	$989	$3,577
Nonperforming loans and other real estate owned	$21,007	$21,952	$26,548	$21,007	$26,548
Total nonperforming assets	$24,272	$25,280	$29,493	$24,272	$29,493
Gross charge-offs	$1,151	$2,338	$1,540	$3,489	$4,444
Recoveries	$1,303	$1,610	$797	$2,913	$2,131
Net charge-offs/(recoveries)	$(152)	$728	$743	$576	$2,313

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and due from banks	$677,862	$657,470
Federal funds sold	516	301
Securities available-for-sale	1,219,625	1,020,744
Loans:
Commercial	1,521,707	1,521,711
Residential	564,859	604,652
Consumer	482,147	479,750
	2,568,713	2,606,113
(Less) plus:
Net deferred loan costs	2,241	4,181
Allowance for credit losses	(44,732)	(47,052)
	2,526,222	2,563,242
Restricted stock	14,825	14,812
Accrued interest receivable	15,103	16,957
Premises and equipment, net	63,895	62,063
Bank-owned life insurance	106,560	95,849
Goodwill	78,592	78,592
Other intangible assets	8,112	8,972
Other real estate owned	989	1,012
Other assets	41,007	37,530
TOTAL ASSETS	$4,753,308	$4,557,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$780,528	$732,694
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	77,647	107,764
Other interest-bearing deposits	3,130,576	2,915,487
	3,988,751	3,755,945
Short-term borrowings	98,525	116,061
FHLB advances	5,888	5,859
Other liabilities	71,981	82,687
TOTAL LIABILITIES	4,165,145	3,960,552

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,096,313 in 2021 and 16,075,154 in 2020
Outstanding shares-13,048,229 in 2021 and 13,558,511 in 2020	2,008	2,007
Additional paid-in capital	141,240	140,820
Retained earnings	543,595	521,103
Accumulated other comprehensive income/(loss)	1,412	9,764
Less: Treasury shares at cost-3,048,084 in 2021 and 2,516,643 in 2020	(100,092)	(76,702)
TOTAL SHAREHOLDERS’ EQUITY	588,163	596,992
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,753,308	$4,557,544

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$31,966	$33,224	$63,823	$68,258
Securities:
Taxable	3,355	3,624	6,434	7,653
Tax-exempt	2,163	2,008	4,237	3,946
Other	387	400	733	802
TOTAL INTEREST INCOME	37,871	39,256	75,227	80,659
INTEREST EXPENSE:
Deposits	2,090	3,019	4,376	7,549
Short-term borrowings	94	101	192	368
Other borrowings	59	241	118	497
TOTAL INTEREST EXPENSE	2,243	3,361	4,686	8,414
NET INTEREST INCOME	35,628	35,895	70,541	72,245
Provision for credit losses	(2,196)	2,965	(1,744)	5,655
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	37,824	32,930	72,285	66,590
NON-INTEREST INCOME:
Trust and financial services	1,313	1,288	2,618	2,822
Service charges and fees on deposit accounts	2,327	2,102	4,570	5,100
Other service charges and fees	5,039	3,869	9,281	7,199
Securities gains (losses), net	258	31	106	225
Gain on sales of mortgage loans	1,450	1,205	2,843	1,903
Other	544	281	807	622
TOTAL NON-INTEREST INCOME	10,931	8,776	20,225	17,871
NON-INTEREST EXPENSE:
Salaries and employee benefits	16,031	14,323	31,708	30,295
Occupancy expense	2,002	2,162	4,151	4,091
Equipment expense	2,440	2,673	5,018	5,134
FDIC Expense	287	49	585	(181)
Other	7,236	7,676	14,173	15,098
TOTAL NON-INTEREST EXPENSE	27,996	26,883	55,635	54,437
INCOME BEFORE INCOME TAXES	20,759	14,823	36,875	30,024
Provision for income taxes	4,145	2,899	7,384	5,919
NET INCOME	16,614	11,924	29,491	24,105
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	1,772	3,130	(9,296)	16,228
Change in funded status of post retirement benefits, net of taxes	472	384	944	788
COMPREHENSIVE INCOME	$18,858	$15,438	$21,139	$41,121
PER SHARE DATA
Basic and Diluted Earnings per Share	$1.24	$0.87	$2.19	$1.76
Weighted average number of shares outstanding (in thousands)	13,414	13,715	13,473	13,727